FOR IMMEDIATE RELEASE

James E. Skinner Senior Vice President and Chief Financial Officer (214) 743-7625

Stacie Shirley Vice President - Finance and Treasurer (214) 757-2967

THE NEIMAN MARCUS GROUP ANNOUNCES SALE OF CHEF'S CATALOG

DALLAS, Texas, November 8,2 004 - The Neiman Marcus Group, Inc. (NYSE: NMG.A, NMG.B) announced today that it has sold its Chef's Catalog direct marketing business to Pikes Peak Direct Marketing Inc., a newly-formed corporation controlled by private equity firm JH Parnters LLC. Elixir Advisors advised The Neiman Marcus Group, Inc. in the transaction.

     With approximately $75 million in annual sales, Chef's Catalog is one of the leading multi-channel retailers of professional-quality kitchenware for the cooking enthusiast. Chef's Catalog operates through its signature catalog, website www.chefscatalog.com, bi-annual warehouse sales and two retail stores. The Neiman Marcus Group, Inc. acquired Chef's Catalog in 1998. Terms of the agreement were not disclosed. In connection with the sale, the Company expects to record a pre-tax loss of approximately $15 - $17 million in its fiscal second quarter.

     The Neiman Marcus Group, Inc. operations include the Specialty Retail Stores segment and the Direct Marketing segment. The Specialty Retail segment consists primarily of Neiman Marcus and Bergdorf Goodman stores. The Direct Marketing segment conducts both print catalog and online operations under the Neiman Marcus, Horchow, Chef's Catalog and Bergdorf Goodman brand names. Information about the Company can be accessed at www.neimanmarcusgroup.com.

     JH Partners LLC is a San Francisco-based private equity firm focused on investments in growth-oriented middle market consumer products and services companies. The firm distinguishes itself among private equity firms in that each of its principals has senior-level operating experience building middle-market consumer related businesses. JH Partners has been instrumental in aiding the growth of powerful consumer brands, including Peet's Coffee & Tea (NASD: PEET), Bare Escentuals, Performance Bicycle Shop, Bell Helmets, and Design Within Reach (NASD: DWRI), among others. Additional information may be found at www.jhco.com.

From time to time, the Company may make statements that predict or forecast future events or results, depend on future events for their accuracy or otherwise contain "forward-looking information." These statements are made based on management's expectations and beliefs concerning future events and are not guarantees of future performance.

The Company cautions readers that actual results may differ materially as a result of various factors, some of which are beyond its control, including but not limited to: political or economic conditions; terrorist activities in the United States or escalation in the international war on terrorism; disruptions in business at the Company's stores, distribution centers or offices; changes in consumer confidence resulting in a reduction of discretionary spending on goods that are, or are perceived to be, "luxuries"; changes in demographic or retail environments; changes in consumer preferences or fashion trends; competitive responses to the Company's marketing, merchandising and promotional efforts; changes in the Company's relationships with key customers; delays in the receipt of merchandise; seasonality of the retail business; adverse weather conditions, particularly during peak selling seasons; delays in anticipated store openings; natural disasters; significant increases in paper, printing and postage costs; litigation that may have an adverse effect on the Company's financial results or reputation; changes in the Company's relationships with designers, vendors and other sources of merchandise; the financial viability of the Company's designers, vendors and other sources of merchandise; the design and implementation of new information systems or enhancement of existing systems; changes in foreign currency exchange rates; impact of funding requirements related to the Company's noncontributory defined benefit pension plan; changes in the Company's relationships with certain of key sales associates; changes in key management personnel; changes in the Company's proprietary credit card arrangement that adversely impact its ability to provide consumer credit; or changes in government or regulatory requirements increasing the Company's cost of operations.

These and other factors that may adversely effect the Company's future performance or financial condition are contained in its Annual Report in Form 10-K and other reports filed with and available from the Securities and Exchange Commission. The Company undertakes no obligation to update or revise any forward-looking statements to reflect subsequent events, new information or future circumstances.